FORM 3



U.S. SECURITIES AND EXCHANGE COMMISSION
      WASHINGTON, D.C.  20549            --------------------------
       INITIAL STATEMENT OF                    OMB APPROVAL
  BENEFICIAL OWNERSHIP OF SECURITIES     --------------------------

                                           OMB NUMBER:  3235-0104
                                           EXPIRES:
                                           SEPTEMBER 30, 1998
  Filed pursuant to Section 16(a) of the   ESTIMATED AVERAGE
    Securities Exchange Act of 1934,       BURDEN HOURS
   Section 17(a) of the Public Utility     PER RESPONSE 0.5
     Holding Company Act of 1935        ----------------------------
  or Section 30(f) of the Investment
         Company Act of 1940

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1.    Name and Address of Reporting Person

      Owen                    Peyton                     H.
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      (Last)                  (First)                 (Middle)

      c/o JONES LANG LASALLE INCORPORATED
      200 East Randolph Drive
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                  (Street)

      Chicago                 Illinois                60601
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      (City)                  (State)                 (Zip)

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2.    Date of Event Requiring Statement (Month/Day/Year)
      6/23/99
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3.    IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)

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4.    Issuer Name and Ticker or Trading Symbol

      Jones Lang LaSalle Incorporated (JLL)
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5.    RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER (CHECK ALL APPLICABLE)
( )   DIRECTOR
( )   10% OWNER
(X)   OFFICER (GIVE TITLE BELOW)
( )   OTHER (SPECIFY TITLE BELOW)
            Office Of Subsidiary
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6.    IF AMENDMENT, DATE OF ORIGINAL (MONTH/DAY/YEAR)

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7.    INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LINE)
(X)   FORM FILED BY ONE REPORTING PERSON
( )   FORM FILED BY MORE THAN ONE REPORTING PERSON



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TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1. TITLE OF SECURITY  2. AMOUNT OF   3. OWNERSHIP   4. NATURE  OF INDIRECT
   (INSTR. 4)           SECURITIES      FORM DIRECT    BENEFICIAL OWNERSHIP
                        BENEFICIALLY    DIRECT (D)     (INSTR.5)
                        OWNED           OR INDIRECT
                        (INSTR. 4)      (I) (INSTR.
                                         5)
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  Common Stock          29,768              D

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TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1.  Title of Derivative Security (Instr. 4)
      (i)   Option to Purchase Common Stock
      (ii)  Option to Purchase Common Stock
      (iii) Option to Purchase Common Stock
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2.  Date Exercisable and Expiration Date (Month/Day/Year)
(i)   see footnote (1) to this form       (i)   7/16/04
(ii)  see footnote (2) to this form       (ii)  1/15/05
(iii) see footnote (2) to this form       (iii) 1/20/06
___________________________               _________________________
   Date Exercisable                            Expiration Date
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3.  Title and Amount of Securities Underlying Derivative Security (Instr.4)
(i)   Shares of Common Stock                    (i)   2,500
(ii)  Shares of Common Stock                    (ii)  7,000
(iii) Shares of Common Stock                    (iii) 4,000
_________________________________________       ___________________________
            Title                               Amount of Number of Shares
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4.  Conversion or Exercise Price of Derivative Security
      (i)   $23.00
      (ii)  $31.00
      (iii) $33.50
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5.  Ownership Form of Derivative Security: Direct(D) or Indirect (I)
     (Instr.5)
      (i), (ii) and (iii) D
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6.  Nature of Indirect Beneficial Ownership (Instr. 5)

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EXPLANATION OF RESPONSES:

Footnote 1: Vests and becomes exercisable on sixth anniversary of date of grant, subject to earlier vesting if the Company's Common Stock exceeds certain targeted trading prices following the first anniversary of the date of grant. The option is currently vested with respect to 1,875 of the shares.

Footnote 2: Vest and become exercisable with respect to one-third of the shares on each of the first three anniversaries of the date of grant (January 15, 1998 for option in item (ii) and January 20, 1999 for option in item (iii)). Option in item (ii) is currently vested with respect to 2,334 of the shares.




/s/ Peyton H. Owen                                    September 28, 1999
____________________________________________          __________________
**SIGNATURE OF REPORTING PERSON                             Date


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** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL
   CRIMINAL VIOLATIONS.
   SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).

NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE PROVIDED IS INSUFFICIENT, SEE INSTRUCTION 6 FOR
PROCEDURE.

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.
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